Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 1st day of December 2005, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and William J. Sasiela (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs the Executive as Chief Medical Officer and Vice President Clinical Development, and the Executive hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

2. Employment Period. Subject to the provisions of Section 7 hereof, the term of this Agreement shall be for an initial period of four (4) years from the Effective Date, and may be renewed for an additional period to be mutually determined by the parties hereto on the same terms an conditions as set forth herein. The term of the Executive’s employment hereunder, including any continuation of the original term, is hereinafter referred to as the “Employment Period.”

3. Compensation. For performance of all services rendered under this Agreement, the Company shall pay the Executive a base salary at annual rate of $225,000 in installments payable in accordance with the Company’s customary payroll practices but no less frequently than once each month. The Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations from time to time. As a part of the restricted stock grant you will also be entitled to receive a one-time cash payment of $10,000, such amount to be paid on or before April 15, 2006 and subject to your being still an employee of the Company at the time of the payment. The Executive shall also be eligible for a merit bonus in such amount and payable at such time or times as the Board of Directors of the Company (the “Board”) may in its sole discretion determine. The Executive has a target bonus opportunity of twenty-five percent (25%) of the base salary, assuming achievement of a series of mutually agreed upon performance milestones set each fiscal year. The actual amount, if any, shall be determined by the Board in its sole discretion. The Executive shall receive a performance review on an annual basis, which will include a determination of potential adjustment of the Executive’s base salary, along with an assessment of the aforementioned merit bonus. The Board may also consider on an annual basis, a grant of stock incentives, including but not limited to incentive stock options, pursuant to the Company’s stock incentive plan, in recognition of the Executive’s performance for the preceding year. Nothing herein should be interpreted as a guarantee of a salary increase, merit bonus, or grant of stock incentives. The Company shall use commercially reasonable efforts to pay any cash bonuses that the Executive receives by April 1st of the following year.

4. Duties. The Executive shall be employed as an executive of the Company, and shall have such executive level duties as are assigned or delegated to him by the Board or its designee. The Executive shall devote his entire working time, attention and energy exclusively to the business of the Company and shall cooperate fully with the Board in the advancement of the best interests of the Company. The Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement. The Executive agrees that the Executive will not serve as a director or the equivalent position of any company or entity, except for not-for-profit entities, and will not render services of a business, professional or commercial nature to any other person or firm, except for not-for-profit entities without the prior written consent of the Board, which consent shall not be unreasonably withheld. If elected as a director of the Company, the Executive agrees to fulfill the duties of such offices without additional compensation.

5. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

6. Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly-situated executive officers of the Company. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion. The Executive shall be entitled to paid vacations in accordance with the policies of the Company in effect from time to time, as determined by the Board.

7. Termination. Upon termination of the Executive’s employment, the Executive will be entitled to any earned but unpaid base salary and bonus as well as the following additional benefits:

(a) In the event that the Executive’s employment is terminated by the Company for reasons other than Cause (as such term is defined in Section 11 below) or in the event the Executive resigns his employment for Good Reason (as defined in Section 11 below), the Executive will be provided a severance package with continuation of full salary and benefits and, at the discretion of the Board, prorated bonus to the target level. Such severance package will be paid for a period of nine (9) months from the date of termination. The Executive’s severance will be subject to set off in the event that the Executive obtains other employment during such severance period.

(b) In the event that the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to a severance package.

(c) In the event that the Executive’s employment is terminated by reason of his death or Disability (as such term is defined in Section 11 below) the Executive or his estate will be provided a severance package with continuation of salary and benefits and, at the discretion of the Board, prorated bonus to the target level. Such severance package will be paid for a period of six (6) months from the date of termination.

(d) Pursuant to tax regulations, with respect to any incentive stock options the Executive may be granted, in the event that the Executive’s employment with the Company is terminated for any reason, (i) the Executive will have 90 days to exercise the vested portion of such stock options or they will be forfeited and (ii) any unvested stock options as of such date of termination shall be cancelled, provided, however, that if the Executive’s employment terminates by reason of death or disability, and in all events in the case of nonqualified stock options, the Executive or the Executive’s personal representatives will have twelve (12) months in which to exercise such vested stock options.

(e) Notwithstanding any termination of the Executive’s employment for any reason (with or without Cause), the Executive will continue to be bound by the provisions of the Confidentiality Agreement (as defined below).

(f) All payments and benefits provided pursuant to Sections 7(a) and (c) shall be conditioned upon the Executive’s execution and non-revocation of a general release substantially in the form attached hereto as Exhibit A, at the time of termination. The Executive’s refusal to execute a general release shall constitute a waiver by the Executive of any and all benefits referenced in Sections 7(a) an (c). The Company will not be obligated to continue any such payments to the Executive under Sections 7(a) and (c) in the event the Executive materially breaches the terms of this Agreement or the Confidentiality Agreement (as defined below).

8. Confidentiality, Non-Competition and Invention Assignment Agreement. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of the Executive’s employment, the Executive will be required to execute a standard confidentiality, non-competition and invention assignment agreement substantially in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) on the date hereof. Pursuant to the terms and conditions of such Confidentiality Agreement, the Executive will also agree that in the event that for any reason the Executive’s employment with the Company is terminated (with or without Cause), for a period of twelve (12) months thereafter, the Executive will not engage in a business activity that will be directly competitive with the business of the Company or that will result in the use or disclosure of the Company’s confidential, trade secret or proprietary information.

9. Cooperation with the Company after Termination. Following termination of this Agreement for any reason (with or without Cause), the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive’s services under this Agreement and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by the Executive for the benefit of the Company under this Agreement.

10. No Conflict. The Executive hereby represents and warrants to the Company that (a) this Agreement constitutes the Executive’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Employment Period, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

11. Definitions.

(a) The term “Cause” shall mean (i) the Executive’s intentional, willful or knowing failure or refusal to perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury) that, in the sole discretion of the Board, may have a material adverse effect on the Company or any other material breach of this Agreement by the Executive; (ii) dishonesty, willful or gross misconduct, or illegal conduct by the Executive in connection with the Executive’s employment with the Company which in the Board’s reasonable judgment may result in damage to the business or reputation of the Company; (iii) the Executive’s conviction of or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); and (iv) a material breach by the Executive of the Confidentiality Agreement; provided, however, in the case of clauses (i) and (iv) above, the Company shall be required to give the Executive fifteen (15) calendar days prior written notice of its intention to terminate the Executive for Cause and the Executive shall have the opportunity during such fifteen (15) day period to cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such fifteen (15) day period for any reason, such termination shall be considered a termination for Cause.

(b) The term “Disability” shall mean if the Executive is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or longer, or for an aggregate of 90 days during any twelve-month period.

(c) The term “Good Reason” shall mean (i) any adverse change in the Executive’s title or any material diminution in the Executive’s authority or responsibilities taken as a whole, (ii) any reduction of the Executive’s base salary, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company; provided that such reduction is proportionately equal among all such members of senior management, (iii) any material breach by the Company of its obligations under this Agreement, and (iv) a change without the Executive’s consent in the principal location of the Executive’s office to an office that is more than fifty (50) miles front the Company’s proposed initial principal office location in the Bridgewater, New Jersey area, such consent not to be unreasonably withheld; provided that in any case the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within thirty (30) days after the occurrence of the event that the Executive believes would constitute Good Reason, give the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company; and

(d) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

12. Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives. This Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto. The Executive may not assign this Agreement without the prior written consent of the Company.

13. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:	Aegerion Pharmaceuticals c/o Scheer and Company, Inc. 250 West Main Street Branford, Connecticut 06405 Attn: David I. Scheer, President

If to the Executive:	William J. Sasiela c/o Aegerion Pharmaceuticals, Inc. 250 West Main Street Branford, Connecticut 06405

With a copy to:	The Law Office of Sills Cummis Epstein & Gross P.C. One Riverfront Plaza Newark, New Jersey 07102 Telecopier No.: (973) 643-6500 Attention: Ira A. Rosenberg, Esq.

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its or his rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

15. Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of New Jersey, without regard to the conflicts of law principles. Each party hereby submits himself and itself, for the sole purpose of this Agreement, the Confidentiality Agreement, and any controversy arising hereunder and thereunder, to the exclusive jurisdiction of the state and Federal courts located in the State of New Jersey, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the State of New Jersey. Each party hereby agrees that service of process may be served on him or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 13 above (or such other address as any such party notifies the others thereof by written notice). THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHTS TO HAVE A JURY TRIAL.

16. Severability. The Executive and the Company agree that should any provision of this Agreement be judicially determined invalid or unenforceable, that portion of this Agreement may be modified to comply with the law. The Executive and the Company further agree that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its remaining provisions.

17. Execution of Other Agreements. The Confidentiality Agreement is hereby incorporated into this Agreement in its entirety and is made an integral part of this Agreement.

18. Headings; Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.

19. Due Diligence. This Agreement shall be subject to and contingent upon the satisfactory results of the Company’s due diligence, such as a medical examination, satisfactory reference, background and education verification.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gerald Wisler
Gerald Wisler

EXECUTIVE:

/s/ William J. Sasiela
William J. Sasiela

EXHIBIT A

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the Employment Agreement dated as of                     , 2005 (the “Agreement”) by and among Aegerion Pharmaceuticals, Inc. (the “Company”), and                     (the “Employee”) and for other good and valuable consideration, the Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to the Employee’s employment with the Company, the Employee’s separation from employment with the Company or derivative of the Employee’s employment, which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this General Release of claims. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Employee’s employment by and the termination of the Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

The Employee understands that the consideration provided to him under the terms of the Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.

The Employee agrees, to the fullest extent permitted by law, that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of his signature. The Employee represents and warrants that he has not done so as of the effective date of this General Release of Claims. Notwithstanding the foregoing agreement, representation and warranty, if the Employee violates any of the provisions of this paragraph, the Employee agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude the Employee from (1) enforcing the terms of the Agreement; (2) challenging the knowing and voluntary nature of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

The Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

The Employee acknowledges and agrees that the Employee has read this General Release of Claims carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release of Claims. The Employee fully understands that, by signing below, the Employee is voluntarily giving up any right which the Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by the Employee, during which time the Employee may revoke the Agreement. The Employee may revoke the Agreement by notifying the company in writing (to the attention of the Executive chairman with a copy to the Vice President of Legal Affairs). For the Employee’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day after the Employee signs this General Release of Claims. The terms of this offer to provide the payments and other benefits described in Section 7(a) of the Agreement, will expire if not accepted during the twenty one (21) day review period.

The Employee agrees to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the Company consents in writing to such disclosure; (2) if the Employee is required by process of law to make such disclosure and the Employee promptly notifies the Company of his receipt of such process; or (3) because the Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.

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If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection wit the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of claims, the Employee acknowledges that: (1) he has read this General Release of Claims completely; (2) he has had an opportunity to consider the terms of this General Release of Claims; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release of Claims; (5) he has not relied on any representation or statement not set forth in this General Release of Claims; (6) he understands and means everything that he has said in this General Release of Claims, and he agrees to all its terms; and (7) he has signed this General Release of Claims voluntarily and entirely of his own free will.

Date	[Employee]

Date	Aegerion Pharmaceuticals, Inc.

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of the date set forth last below, is made by and between the undersigned counter party (“Recipient”) and Aegerion Pharmaceuticals, Inc. (“Aegerion”). In consideration of the mutual agreements and other provisions of this Agreement, the parties hereto agree as follows:

1. Scope of Confidential Information.

1.1 “Confidential Information” means, subject to the exceptions set forth in Section 1.2, any information or data or materials, regardless of whether it is in tangible form, that is disclosed or otherwise made available by or on behalf of Aegerion to Recipient before or during the term of this Agreement. “Confidential Information” includes but is not limited to: (a) patent and patent applications; (b) trade secrets; (c) third party information; and (d) ideas, gene sequences, cell lines, samples, chemical compounds, clinical data, clinical trial design, assays, biological materials, techniques, sketches, drawings, works of authorship, models, inventions, know-how and processes pertaining to the current, future and proposed business, products and services of Aegerion.

1.2 “Confidential Information” shall not include any information that: (a) appears in issued patents or printed publications in integrated form or which otherwise is or becomes generally known in the trade other than through Recipient’s failure to observe any or all terms and conditions hereof; provided that the foregoing shall not be interpreted to create any express or implied license, or the right to obtain a license, to any patents which may be issued to Aegerion; (b) is made available to Recipient by a third party who is lawfully in possession of such information, and who is not in violation of any confidentiality obligation in favor of Aegerion; or (c) Recipient can show by written record was in available to or in possession of Recipient (free of any confidentiality obligation in favor of Aegerion known to Recipient at the time of disclosure or availability) prior to disclosure of such information by Aegerion to Recipient, provided that Counter must promptly notify Aegerion of any prior knowledge in the manner provided in Section 2.4 below. Notwithstanding the foregoing, (i) technical information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Recipient’s possession, and (ii) any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in Recipient’s possession.

2. Use and Disclosure of Confidential Information.

2.1 Recipient shall only use the Confidential Information internally solely for the purpose of evaluating a potential business relationship between Recipient and Aegerion (the “Permitted Purpose”). Recipient must keep secret and shall never, without the prior written consent of Aegerion, directly or indirectly, disclose, publish, divulge, furnish or make accessible to anyone all or any portion of the Confidential Information, other than furnishing such Confidential Information to (a) Recipient’s employees and consultants who are required to have access to such Confidential Information in connection with the Permitted Purpose, and (b) Recipient’s professional, licensed advisers (i.e., lawyers and accountants), in each case, during the time that Recipient is permitted to retain such Confidential Information hereunder; provided that any and all such employees, consultants are bound by written agreements or, in the case of professional advisers, ethical duties, respecting the Confidential Information in the manner set forth in this Agreement.

2.2 Recipient shall use at least reasonable care and adequate measures to protect the confidentiality of the Confidential Information of Aegerion and to ensure that any Confidential Information of Aegerion is not disclosed or otherwise made available to other persons or used in violation of this Agreement. Without limiting any of the foregoing, such measures shall be at least the equivalent of measures which Recipient uses to protect Recipient’s own most valuable proprietary information.

2.3 In the event that Recipient is required by law to make any disclosure of any of the Confidential Information of Aegerion, by subpoena, judicial or administrative order or otherwise, Recipient shall first give written notice of such requirement to Aegerion, and shall permit Aegerion to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to Aegerion in seeking to obtain such protection.

2.4 Recipient agrees to notify Aegerion promptly in writing if (a) Recipient becomes aware of any breach of this Agreement with respect to the Confidential Information of Aegerion in Recipient’s possession; (b) subsequent to disclosure of any

CONFIDENTIALITY AGREEMENT

Confidential Information by Aegerion, information is disclosed to Recipient in the manner described in Section 1.2; or (c) upon disclosure of Confidential Information by Aegerion, Recipient has prior knowledge of the same.

2.5 Recipient shall not embody any of the Confidential Information of Aegerion in any of Recipient’s products, processes or services, or duplicate or exploit any of such Confidential Information in Recipient’s business, or otherwise use any of the Confidential Information for any purpose other than for the Permitted Purpose.

3. Certain Rights and Limitations.

3.1 All Confidential Information shall remain the property of Aegerion. The provision of Confidential Information hereunder shall not transfer any right, title or interest in such information to Recipient. Aegerion does not grant Recipient any express or implied right to or under Aegerion’s or another party’s patents, copyrights, trademarks, trade secret information or other proprietary rights.

3.2 Recipient shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership or confidentiality from any originals or copies of Confidential Information it obtains from Aegerion.

3.3 This Agreement imposes no obligations on either party to exchange any Confidential Information or to purchase, sell, license, transfer or otherwise transact in any technology, services or products.

3.4 Confidential Information disclosed by the parties under this Agreement may be subject to export controls under the laws of the United States. Each party shall comply with such laws and agrees not to knowingly export, re-export or transfer Confidential Information of the other party without first obtaining all required United States authorizations or licenses.

3.5 All tangible embodiments of the Confidential Information of Aegerion (e.g., drawings, memoranda and notes) and all copies thereof, whether in hard-copy or machine-readable form and whether supplied by Aegerion or made by or for Recipient (collectively, the “Tangible Embodiments”), shall at all times be and remain the exclusive property of Aegerion.

3.6 Recipient shall provide upon Aegerion’s request a certification that access and use is being controlled in accordance with this Agreement. Aegerion shall have the right to audit to verify compliance with this Agreement.

4. Remedies. Recipient acknowledges that a breach by it of any of the terms of this Agreement would cause irreparable harm to Aegerion for which Aegerion could not be adequately compensated by money damages. Accordingly, Recipient agrees that, in addition to all other remedies available to Aegerion in an action at law, in the event of any breach or threatened breach by Recipient of the terms of this Agreement, Aegerion shall, without the necessity of proving actual damages or posting any bond or other security, be entitled to temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.

5. Termination.

5.1 This Agreement shall remain in effect until it is terminated by either party with thirty (30) days prior written notice. The terms and conditions of this Agreement shall survive any such termination with respect to Confidential Information that is disclosed prior to the effective date of termination.

5.2 Upon the earlier of (a) the termination of this Agreement, (b) Aegerion’s written request or (c) such time as Recipient no longer requires the Confidential Information for the Permitted Purpose, Recipient agrees to promptly return to Aegerion or destroy all Confidential Information and any Tangible Embodiments that are in the possession of Recipient and to certify the return or destruction of all such Confidential Information and embodiments.

6. Warranty. NO WARRANTY IS MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED “AS IS.”

7. Miscellaneous. This Agreement does not create any agency or partnership relationship between the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey governing such agreements, without regard to conflicts-of-law principles. The sole and exclusive jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court located in the State of New Jersey, and the parties agree not to raise, and waive, any objections or defenses based upon venue or forum non conveniens. This Agreement contains the complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings whether written or oral, express or implied. Except where expressly indicated otherwise, the words “written” or “in writing” shall include, but not be limited to, written or printed documents, in any format now know or later developed including electronic and facsimile transmissions and computer disks or tapes

CONFIDENTIALITY AGREEMENT

(whether machine or user readable). If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, such shall not affect any other provision of this Agreement, which shall remain in full force and effect. No amendment or alteration of the terms of this Agreement shall be effective unless made in writing and executed by both parties hereto. A failure or delay in exercising any right in respect to this Agreement shall not be presumed to operate as a waiver, and a single or partial exercise of any right shall not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement shall not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given.

IN WITNESS WHEREOF, the parties have caused this Confidentiality Agreement to be executed below by their duly authorized signatories.

AEGERION PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Address for notices to Recipient:	Address for notices to Aegerion:

Amendment to Employment Agreement

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of February 7, 2007 is between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and William J. Sasiela (the “Executive”).

WHEREAS, the Executive is currently employed as a senior executive of the Company under an Employment Agreement dated December 1, 2005 (the “Agreement”);

WHEREAS, Section 7 of the Agreement contains certain severance provisions in respect of the Executive; and

WHEREAS, the parties hereto consider it appropriate that the Agreement be amended pursuant to Section 14 of the Agreement to prevent adverse tax treatment of severance payments to the Executive upon termination.

NOW, THEREFORE, the Company and the Executive agree to the following amendment to the Agreement. Defined terms used in this Amendment shall have the same meanings as in the Agreement.

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to such terms in the Agreement.

2.	Termination. Section 7 of the Agreement is amended adding a new subsection (g) as follows:

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months and one day after the Executive’s date of termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 7(g).

3.	Scope of Amendment. Except as expressly set forth in this Amendment, the Agreement remains in effect without modification.

4.	Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive and Company have executed this Amendment as of the date set forth above.

EXECUTIVE

/s/ William J. Sasiela
Name:	William J. Sasiela

AEGERION PHARMACEUTICALS, INC.

/s/ Gerald Wisler
By:	Gerald Wisler
Title:	President and CEO